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    KONGZHONG CORPORATION SELLS ITS SHARES IN EFRIENDSNET ENTERTAINMENT CORP.

Beijing, China, January 19, 2006 -- KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, announces that it has sold its shares in eFriendsNet Entertainment Corp. ("EFN"), a leading social networking and dating Mobile Community Network in China.

MEETIC, a leading European online dating services provider, has acquired 70% of EFN including KongZhong's stake in EFN. KongZhong received cash consideration of $1,740,804 and may receive additional payments contingent upon certain conditions.

KongZhong made a minority investment of $500,000 in EFN in the first quarter of 2005. The investment gain from the sale of EFN shares is approximately $1.2 million and will be reflected in the first quarter 2006 financial statements.

About KongZhong:

KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services, through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements that are not historical fact relating to the sale of our EFN shares, our financial performance and business operations. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with this share sales; continued competitive pressures in China's wireless interactive services market; unpredictable changes in technology and consumer demand in this market; the state of our relationship with China's mobile operators; our dependence on the substance and timing or the billing systems of mobile operators for our performance; and changes in our operating environment, the character and effects of which are difficult to predict. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.



Investor Contact:
JP Gan
Chief Financial Officer
Tel.:         +86 10 8857 6000
E-mail :      ir@kongzhong.com

Tip Fleming
Christensen
Tel:          1 917 412 3333
E-mail:       tfleming@ChristensenIR.com

Media Contact:
Xiaohu Wang
Manager
Tel:          +86 10 8857 6000
E-mail:  xiaohu@kongzhong.com


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